Exhibit 99.1

123 South Front Street, Memphis, TN 38103 Phone (901) 495-6500

News:
For immediate
release

Zale Executive to Join AutoZone Board

Memphis, Tenn. (July 11, 2005) –AutoZone, Inc. (NYSE:AZO) today announced the election of Sue E. Gove, Executive Vice President and Chief Operating Officer of Zale Corporation, to the AutoZone Board of Directors. Her appointment is effective immediately.

In her role as COO, Ms. Gove oversees Finance, Supply Chain, Real Estate, Information Systems, Loss Prevention, and Credit Services. She is credited with leading the company’s financial restructuring in 2003 and is one of the chief architects of Zale’s growth strategy over the last three years. Ms. Gove began her career at Zale in 1980 as an accountant. She will be a member of the Board’s Audit Committee.

In making the announcement, J.R. Hyde, III, Chairman of the Board said, “AutoZone is very fortunate to have such an outstanding person like Sue Gove join our Board. Her vast retailing, finance and operations experience and her outstanding record of achievements will serve our company and our stockholders well.”

In addition to the election of Ms. Gove, Mr. Hyde also announced today the appointment of W. Andrew McKenna to succeed James J. Postl as Chairman of the Board’s Audit Committee. Mr. Postl will remain on the Audit Committee. Mr. McKenna, who retired as a senior executive from The Home Depot, Inc. in 1999, is non-executive Chairman of the Board of Directors of Danka Business Systems PLC and has been a member of the AutoZone Board of Directors since 2000 and a member of the Audit Committee since 2001.

About AutoZone:

As of May 7, 2005, AutoZone sells auto and light truck parts, chemicals and accessories through 3,505 AutoZone stores in the United States and 73 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

Contact Information:

Media: Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com
Financial: Brian Campbell at 901 495-7005, brian.campbell@autozone.com